Exhibit 99.1

 LHC Group Forms Partnership with Howard Memorial Hospital to Provide
              Home Health Services in Nashville, Arkansas

    LAFAYETTE, La.--(BUSINESS WIRE)--Oct. 1, 2007--LHC Group, Inc. (NASDAQ: LHCG), a premier provider of post-acute healthcare services primarily in rural markets, announced today that it has entered into a partnership agreement, effective today, with Howard Memorial Hospital, located in Nashville, Arkansas, to provide home health services. LHC Group will acquire a controlling interest in the assets of Howard Memorial Hospital Home Health Services and will oversee the day-to-day operations. The partnership will operate under the name of Southwest Arkansas HomeCare.

    The service area of this acquisition spans a 50-mile radius around Nashville, Arkansas, and has an estimated total population of 241,000, with almost 15% over the age of 65. Total Medicare revenue for 12 months for this location is approximately $700,000.

    Keith Myers, president and chief executive officer of LHC Group, said, "LHC Group is very excited about the opportunity to partner with Howard Memorial Hospital to provide quality home health services. We look forward to working with our new family in Nashville, Arkansas. Our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in the area."

    About LHC Group, Inc.

    LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


    CONTACT: LHC Group, Inc.
             Eric Elliott, 337-233-1307
             Director of Investor Relations